Exhibit 10.6

FORM - FRANCE

PERFORMANCE SHARE AGREEMENT

The Coca-Cola Company 1989 Restricted Stock Award Plan

The Coca-Cola Company (the “Company”) hereby agrees to award to the recipient named below (the “Recipient”) the number of shares of Common Stock, $.25 par value, of the Company (the “Shares”), in accordance with and subject to the terms, conditions and restrictions of this Agreement. The Shares awarded will be released to the Recipient on the date set forth below (“Release Date”) if the conditions described in this Agreement are satisfied. Such award will be made under the terms of The Coca-Cola Company 1989 Restricted Stock Award Plan (the “Plan”), as amended.

Name of Recipient:	XXXXXXXXXX

Target Award:	XXXXXX Shares

Award Date:	XXXXXX, XX, XXXX

The following dates are applicable for this Agreement:

Performance Period	XXXXXXX – XXXXXX

Holding Period	XXXXXXX- XXXXXX

Performance Certification Date	XXXX, on the date of the Compensation Committee meeting

Release Date	XXXXXX, XX, XXXX

Performance Criteria: The following performance criteria must be met for an award of Shares to be made under this Agreement. The number of Shares awarded shall be determined from the Target Award and the following schedule:

[Performance Criteria]	Percentage of Target Award to be Granted

X% (Maximum Award)	XXX%

X% (Target Award)	XXX%

X% (Minimum Award)	XX%

Less than X%	0

The Performance Criteria shall be: [DEFINITION OF PERFORMANCE CRITERIA AND ADJUSTMENT RULES, IF ANY]

TERMS AND CONDITIONS OF THIS AGREEMENT

(1)	General Conditions. If all of the conditions set forth in this Agreement are satisfied, the Shares will be released to the Recipient on the Release Date. Capitalized terms in this Agreement refer to defined terms in the Plan, except as otherwise defined herein. If these conditions are not satisfied, the Award shall be forfeited, in whole or in part.

(a)	Continuous Employment. The Recipient must be continuously employed by the Company or a Related Company from the date of this Agreement through the end of the Performance Period and may not sell the Shares until the end of the Holding Period.

(b)	Performance Conditions. The Shares shall be issued only if (and to the extent) that the Performance Criteria, set forth above, are satisfied during the Performance Period. The Controller of the Company and the Compensation Committee shall certify whether, and to what extent, the Performance Criteria have been achieved. If the minimum performance is not met, no Shares shall be issued and the award shall be forfeited.

(2)	Shares, Dividends and Voting Rights. As soon as administratively feasible after the Performance Certification Date, the number of Shares earned based on the Performance Criteria shall be issued to the Recipient, but shall remain restricted and subject to forfeiture until the Release Date, except as provided in Section 3 below. For certain Recipients for which the issuance of Shares at the Performance Certification Date would create adverse regulatory, tax, or legal consequences (determined in the discretion of the Company or a Related Company), Shares shall not be issued until just prior to the Release Date. In such a case, the Recipient shall be deemed to have share units equal to the number of Shares earned for the period between the Performance Certification Date and the date Shares are issued. Except as provided in Section 3 below, all Awards shall be settled in shares of Company stock.

The Recipient shall not receive any dividend or dividend equivalent payments during the Performance Period. Between the Performance Certification Date and the Release Date, Recipients shall be entitled to dividends on Shares at the same rate and paid at the same time as other shareowners. For Recipients described above who are not issued Shares until just prior to the Release Date, such Recipients shall receive a cash payment equal to the dividend that would have been paid on an equal number of Shares for the period between the Performance Certification Date and the Release Date.

The Recipient shall have no rights with respect to the Shares, including but not limited to rights to sell, vote, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares prior to the date Shares are issued. Between the date shares are issued and the Release Date, Recipient shall have no right to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares. Except for these restrictions, when Shares are issued, the Recipient shall, with respect to the Shares, have all the rights of a shareowner of the Company, including the right to vote the Shares and to receive all distributions and dividends paid with respect to the Shares.

(3)	Separation from the Company. If any of the circumstances listed below occur prior to the Release Date, the terms of this subparagraph shall apply. The following table describes the result depending on the reason for the Recipient’s separation from the Company and the timing of the event.

	During the Performance Period	During the Holding Period

Death

•        The Performance Period shall be shortened to the beginning of the original Performance Period through the end of the year prior to the year of death.

•        If the Performance Criteria are met during the shortened Performance Period, instead of an award of Shares, the Recipient’s estate shall be paid a cash amount equal to the value of the Shares that would have been earned based upon performance during the shortened period. If death occurs in the first year of the Performance Period, performance will be deemed to be at the target level. The value shall be determined based on the closing price of the Shares on the date of the Recipient’s death and shall be paid within 90 days of the Recipient’s death.

•        If Shares have been issued, the Shares shall be released to the Recipient’s estate within 90 days of the Recipient’s death.

•        If Shares have not been issued, the Recipient’s estate shall be paid a cash amount equal to the value of the Shares earned. The value shall be determined based on the closing price of the Shares on the date of the Recipient’s death and shall be paid within 90 days of the Recipient’s death.

Disability	• Performance Period continues. • After the performance is certified, the number of Shares earned are issued and released within 90 days of the Performance Certification Date.	• Issue and/or release Shares within 90 days of Disability.

Retirement

•        Awards held less than 12 months from the date of Award are forfeited.

•        For Awards held at least 12 months, the Performance Period continues.

•        After the performance is certified, the number of Shares earned are issued and released within 90 days of the Performance Certification Date. If required by Section 409A of the Internal Revenue Code, Shares may not be released to specified employees until at least six months following Retirement.

•        Issue and/or release Shares within 90 days of Retirement. If required by Section 409A of the Internal Revenue Code, Shares may not be released to specified employees until at least six months following Retirement.

Company-Initiated Transfer to a Related Company	• Performance Period continues. • After the performance is certified, the number of Shares earned are issued and released within 90 days of the Performance Certification Date.	• Holding Period continues. • If all requirements met, Shares are released on the Release Date.

Change in Control	• Target number of Shares are issued and released just prior to Change in Control	• Number of Shares earned are issued and/or released just prior to Change in Control

(a) For purposes of determining “Disability,” the definition of “Disability” as contained in Section 5(a) of the Plan is replaced with the following definition:

“Disability” shall mean a condition for which an individual becomes eligible for and receives a disability benefit under the long term disability insurance policy issued to the Company providing Basic Long Term Disability Insurance benefits pursuant to The Coca-Cola Company Health and Welfare Benefits Plan, or under any other long term disability plan which hereafter may be maintained by the Company or a Related Company, provided that the Recipient is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

(b) For the purpose of determining “Retirement,” the definition of “Retirement” as contained in Section 5(a) of the Plan is replaced with the following definition:

“Retirement” means an employee’s termination of employment on a date which is on or after the Recipient attains age 55 and has completed at least ten years of service (service being defined as Years of Vesting Service under the Company’s Employee Retirement Plan (the “ERP”), whether or not the employee is covered by the ERP.

(c) If a Recipient dies, the provisions for death shall apply whether or not the Recipient is eligible for Retirement. If the Recipient is eligible for Retirement at the time of separation, the Retirement provisions shall apply instead of any other potential reason for separation, other than death.

(4)	Acceptance of Agreement. The Recipient shall indicate his or her acceptance of this Agreement in the method directed by the Company. When Shares are issued, the Recipient must also execute a Stock Power in the form provided by the Company.

(5)	Stock Splits and Other Adjustments. In the event that the Company’s shares, as a result of a stock split or stock dividend or combination of shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Shares to be awarded under this Agreement shall be adjusted to reflect such change. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

(6)	Notices. Each notice relating to this award shall be in writing. All notices to the Company shall be addressed to the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313. All notices to the Recipient shall be addressed to the address of the Recipient specified on the face page of this Agreement. Either the Company or the Recipient may designate a different address by written notice to the other. Written notice to said addresses shall be effective to bind the Company, the Recipient and the Recipient’s representatives and beneficiaries.

(7)	Taxes.

(a) The Company or a Related Company will assess the requirements regarding federal, state and/or local taxes, social insurance, and payroll tax withholding obligations (the “Taxes”) in connection with the Shares awarded under this Agreement. The Recipient acknowledges that these requirements may change from time to time as laws or interpretations change.

(b) The Recipient shall pay to the Company, or make arrangements satisfactory to the Company, regarding payment of all Taxes. The Company may require satisfaction of any withholding taxes by retention of Shares or by requiring the sale of Shares. The Company and its Related Companies shall have the right to deduct from any payment of any kind otherwise due to such Recipient any Taxes with respect to the Shares, if any such obligation has not been made by such Recipient.

(c) Irrespective of the Company or a Related Company’s action or inaction with respect to the Taxes, the Recipient hereby acknowledges and agrees that the ultimate liability for any and all Taxes is and remains the responsibility and liability of the Recipient or the Recipient’s estate. For Recipients who are International Service Associates or covered by another international service policy, all Taxes remain the Recipient’s responsibility, except as expressly provided in the Company’s International Service Policy and/or Tax Equalization Policy. Recipient acknowledges that the Company and any Related Company (i) make no representations or undertaking regarding the treatment of any Taxes and (ii) do not commit to structure the terms of the award or any aspect of the transfer of the Shares to reduce or eliminate the Recipient’s liability for Taxes.

(8)	Compensation Committee. The Recipient hereby agrees that (a) any change, interpretation, determination or modification of this Agreement by the Compensation Committee shall be final and conclusive for all purposes and on all persons including the Company and the Recipient; provided, however, that with respect to any amendment or modification of the Plan which affects the award of Shares made hereby, the Compensation Committee shall have determined that such amendment or modification is in the best interests of the Recipient of such award; and (b) this Agreement and the award of Shares shall not affect in any way the right of the Recipient’s employer to terminate or change the employment of the Recipient.

(9)	Prohibited Activities. In the event Recipient engages in a “Prohibited Activity” (as defined below), at any time during the term of this Agreement, or within one year after termination of Recipient’s employment from the Company or any Related Company, or within one year after the Release Date, whichever occurs latest, the Shares shall be forfeited and, if applicable, any profit or gain associated with the Shares shall be forfeited and repaid to the Company.

Prohibited Activities are:

(a) Non-Disparagement – making any statement, written or verbal, in any forum or media, or taking any action in disparagement of the Company or any Related Company or affiliate thereof, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates;

(b) No Publicity – publishing any opinion, fact, or material, delivering any lecture or address, participating in the making of any film, radio broadcast or television transmission, or communicating with any representative of the media relating to confidential matters regarding the business or affairs of the Company which Recipient was involved with during Recipient’s employment;

(c) Non-Disclosure of Trade Secrets – failure to hold in confidence all Trade Secrets of the Company that came into Recipient’s knowledge during Recipient’s employment by the Company or any Related Company, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(d) Non-Disclosure of Confidential Information – failure to hold in confidence all Confidential Information of the Company that came into Recipient’s knowledge during Recipient’s employment by the Company or any Related Company, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company;

(e) Return of Materials – failure of Recipient, in the event of Recipient’s termination of employment for any reason, promptly to deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by Recipient or furnished to Recipient by virtue of Recipient’s employment with the Company or a Related Company, or failure promptly to deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to Recipient by virtue of Recipient’s employment with the Company or a Related Company;

(f) Non-Compete – rendering services for any organization which, or engaging directly or indirectly in any business which, in the sole judgment of the Compensation Committee or the Chief Executive Officer of the Company or any senior officer designated by the Compensation Committee, is or becomes competitive with the Company;

(g) Non-Solicitation – soliciting or attempting to solicit for employment for or on behalf of any corporation, partnership, or other business entity any employee of the Company with whom Recipient had professional interaction during the last twelve months of Recipient’s employment with KO; or

(h) Violation of Company Policies – violating any written policies of the Company or Recipient’s employer applicable to Recipient, including without limitation the Company’s insider trading policy.

(10)	Modification of Agreement. If any of the terms of this Agreement may in the opinion of the Company conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Agreement to be consistent with applicable laws or regulations.

(11)

Personal Data. The Recipient understands that his or her employer, the Company or a Related Company hold certain personal information about the Recipient, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all Shares awarded, cancelled, vested, unvested, or outstanding (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about the Recipient. The Recipient hereby provides explicit consent to the Company and any Related Company to process any such personal data and sensitive personal data. The Recipient also hereby provides explicit consent to the Company and any Related Company to transfer any such personal data and sensitive personal data outside the country in which the Recipient is employed, and to the United States. The legal persons for whom such personal data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan. The Recipient has been informed of his or her right of access and correction to his or her personal data by applying to the person identified in paragraph 6.

(12)	Additional Consents. The Recipient consents to and acknowledges that:

(a) the Plan is discretionary in nature and the Company can amend, cancel or terminate it at any time;

(b) these awards and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or benefits in lieu of any awards, even if similar awards have been granted repeatedly in the past;

(c) all determinations with respect to any such future awards, including, but not limited to, the times when awards are made, the number of Shares, and the performance and other conditions attached to the awards, will be at the sole discretion of the Company and/or the Compensation Committee;

(d) participation in this Plan or program is voluntary;

(e) the value of the Shares and this award is an extraordinary item of compensation, which is outside the scope of the Recipient’s employment contract, if any;

(f) the Shares, this award, or any income derived there from are a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;

(g) in the event of involuntary termination of the Recipient’s employment, the Recipient’s eligibility to receive Shares or payments under this Agreement or the Plan, if any, will terminate effective as of the date that the Recipient is no longer actively employed regardless of any reasonable notice period mandated under local law, except as expressly provided in this Agreement;

(h) the future value of the Shares is unknown and cannot be predicted with certainty;

(i) (for individuals other than employees of the Company) the award has been made to the Recipient in his or her status as an employee of his or her employer and can in no event be understood or interpreted to mean that the Company is his or her employer or that he or she has an employment relationship with the Company;

(j) no claim or entitlement to compensation or damages arises from the termination of this Agreement or diminution in value of the Shares and the Recipient irrevocably releases the Company and his or her employer, if different from the Company, from any such claim that may arise;

(k) participation in the Plan or this Agreement shall not create a right to further employment with the Recipient’s employer and shall not interfere with the ability of the Recipient’s employer to terminate the Recipient’s employment relationship at any time, with or without cause;

(l) the Plan and this Agreement set forth the entire understanding between the Recipient, the Company, and any Related Company regarding the acquisition of the Shares and supercedes all prior oral and written agreements pertaining to this award; and

(m) if all or any part or application of the provisions of this Agreement are held or determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Recipient and the Company, each and all of the other provisions of this Agreement shall remain in full force and effect.

(13)	Governing Law. This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Delaware USA.

(14)	Headings. Paragraph headings are included for convenience and shall not affect the meaning or interpretation of this Agreement.

THE COCA-COLA COMPANY

Authorized Signature